Exhibit 10.31

December 18, 2009

Adriana Chiocchi

Dear Adriana:

This letter confirms the agreement (this “Agreement”) between you and Monolithic Power Systems, Inc. (the “Company”) concerning the terms of the termination of your employment by the Company, including a post-employment consulting arrangement and certain types of separation compensation in exchange for (among other things) a general release of known and unknown claims.

1.        Separation and Resignation of Offices.

(a)        Your last day of employment with the Company shall be December 18, 2009 (the “Separation Date”).

(b)        You shall provide the Company with notice of resignation from all corporate offices and other positions (currently, Senior Vice President, Chief Legal Officer and Corporate Secretary) effective as of the Separation Date.

2.        Accrued Salary, Paid Time Off and Bonus. On the Separation Date, the Company will pay you (i) all accrued salary and (ii) all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. You and the Company agree that the total amount of such accrued salary and vacation is $21,970.97. In addition, on the Effective Date (as defined in Section 15(i) below), the Company will pay you a bonus of $120,000, subject to standard payroll deductions and withholdings.

3.        Consulting Arrangement. Effective as the Separation Date, you will become a consultant to the Company, performing such services as the Company may from time to time reasonably request. The Company will retain you as a consultant through June 30, 2010, on which date your consulting arrangements with the Company shall terminate. You will be an unpaid consultant from the Separation Date through December 31, 2009. Thereafter, the Company will pay you the sum of $ 23,333.33 per month from January 1, 2010 through June 30, 2010. For purposes of the Company’s 2004 Equity Incentive Plan (the “Plan”), you will continue to be a “Service Provider” until June 30, 2010, as that term is defined in the Plan. The period from the Separation Date until June 30, 2010 is referred to in this Agreement as the “Consulting Period”. The payments set forth in this Section 3 are not dependent on the level of services the Company requests of you, and such payments shall not be terminated or reduced during the Consulting Period as long as you are not in breach of this Agreement. From the Separation Date until the end of the Consulting Period, the Company will provide you with an email address through the Company’s email system, a phone extension and a voicemail box.

Adriana Chiocchi

December 18, 2009

You will be responsible for payment of all income, payroll or other taxes in connection with the payments for your consulting arrangements.

4.        Additional Bonus and Benefits. The Company will pay you an additional bonus and provide benefits to you as follows:

(a)        Bonus. The Company will pay you an additional bonus of $ 60,000 (the “Additional Bonus”) at the end of the Consulting Period, if you sign the Supplemental Release (as defined in section 13 below). The Additional Bonus will be subject to standard payroll deductions and withholdings.

(b)        Health Insurance. Your group insurance coverage will terminate on the Separation Date. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health plan benefits (other than the Company’s Flexible Spending Account) at your own expense; provided, however, that if you elect COBRA coverage, the Company shall reimburse you for any COBRA payments you elect to make for you and your currently covered dependents through December 31, 2010 at the same coverage level currently in effect, unless and until you become eligible for insurance through another employer.

5.        Accelerated Vesting of Equity Awards. On the Effective Date, the vesting of all options and other equity awards granted to you under the Plan will be accelerated so that you will be vested in that number of shares under each award which would have been vested as of June 30, 2010. During the Consulting Period you will continue to be a Service Provider under the Plan, but no additional shares shall vest on any of the awards after the Effective Date. For the avoidance of doubt, a list of all such option and other equity awards, the number of shares subject to each such award and the number of shares that will be vested as of the Effective Date is attached as Exhibit A. You agree that such awards will terminate as of the Effective Date as to any shares which are not vested as of the Effective Date. At the end of the Consulting Period, you will cease to be a Service Provider, and will have 30 days thereafter in which to exercise the vested portion of any unexercised options. You agree that the Company’s agreement to retain you as a consultant, the acceleration of your vesting as of the Effective Date and the other benefits provided to you under this Agreement, are in lieu of any severance payment, accelerated vesting or other benefits to which you may be entitled under the employment agreement between you and the Company dated March 10, 2008, as amended by Amendment No. 1 thereto dated December 16, 2008 (as so amended, the “Employment Agreement”). You and the Company both acknowledge that there are no other amendments to the Employment Agreement. The agreements memorializing such option and other equity awards shall remain in full force and effect, except to the extent modified by this Agreement.

6.        No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation,

Adriana Chiocchi

December 18, 2009

severance or benefits after the Separation Date whether pursuant to the Employment Agreement or otherwise

7.        Noncompetition. During the Consulting Period you agree that you will not, directly or indirectly, be employed by, serve as a consultant or advisor to, serve as a member of the board of directors or other governing body of, acquire shares (or options or other rights to acquire shares) of, or prepare to do any of the foregoing for or with, any of the following companies (or any subsidiary or affiliated company of such companies): Linear Technology, Power Integration or O2 Micro. You agree that if you breach the provisions of this section, the Company will be entitled to (i) immediately terminate your consulting arrangements, including the compensation to be paid to you pursuant to section 3, cease providing any of the benefits under Section 4, including payment of the Additional Bonus and reimbursement of COBRA premiums, and (ii) recoup from you all consulting payments made to you under Section 3 during the Consulting Period.

8.        Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses within 30 days. The Company will have no obligation to reimburse you for expenses incurred by you during the Consulting Period, except to the extent authorized in advance in writing by the Company.

9.        Return of Company Property. Within two weeks after the Separation Date, you agree to return, or you acknowledge that you have returned, to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

10.        Proprietary Information Obligations. Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company’s proprietary or confidential information or materials and you acknowledge your continuing obligations under your Employee Proprietary Information Agreement (the “Proprietary Information Agreement”) not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information Agreement is attached hereto as Exhibit B.

11.        Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys,

Adriana Chiocchi

December 18, 2009

accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

12.        Non-disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Nothing herein prevents you and the Company from responding accurately and fully to any question, inquiry or request for information when required by legal process, provided, however, that the party receiving such request shall notify the other party within three business days of any request or demand for the receiving party to provide any such information. Exhibit C attached to this Agreement sets forth the language describing your departure from the Company to be included in the Company’s Report on Form 8-K to be filed promptly following the Effective Date.

13.        General Release. In exchange for the Company’s agreement to retain you as a consultant, the Company’s agreement to accelerate your vesting and allow you to continue as a Service Provider under the Plan during the Consulting Period and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its parent, affiliates and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, insurers, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:

(a)        all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including any claims or rights that you may have under the Employment Agreement;

(b)        claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation;

(c)        claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees;

(d)        the federal Americans with Disabilities Act of 1990;

Adriana Chiocchi

December 18, 2009

(e)        the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”);

(f)        the California Fair Employment and Housing Act and all other applicable state or local laws, whether or not in California; and

(g)        tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing.

By signing this Agreement, you agree that you are giving up your rights and promising not to sue or pursue any claim or lawsuit against the Company for anything that occurred prior to the Effective Date of this Agreement, other than those claims that the law does not allow you to waive. If you break this promise, you agree to pay the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims.

14.        Supplemental Release. As a condition to your right to receive the Additional Bonus at the conclusion of the Consulting Period, you agree to execute and deliver to the Company the supplemental release in the form attached as Exhibit D (the “Supplemental Release”).

15.        ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that:

(a)        you have carefully read and fully understand the provisions of this Agreement;

(b)        you are, through this Agreement, releasing the Company from any and all claims you may have against it, its parent, subsidiaries, predecessors, successors, affiliates and related entities;

(c)        you have knowingly and voluntarily agreed to all of the terms set forth in the agreement;

(d)        you knowingly and voluntarily intend to be legally bound by the Agreement;

(e)        your waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement;

Adriana Chiocchi

December 18, 2009

(f)        you are hereby advised that you have the right to consult with an attorney prior to executing this Agreement;

(g)        you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier);

(h)        you have seven (7) days following the execution of this Agreement to revoke the Agreement; and

(i)        this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).

16.        Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any comparable local or state law of any jurisdiction of similar effect with respect to your release of any known and unknown claims you may have against the Company.

17.        Non-Interference With Government Proceedings. This Agreement recognizes the rights and responsibilities of government agencies to enforce the statutes that come under their jurisdiction. This Agreement is not intended to prevent you from initiating or participating in any investigation or proceeding conducted by any government agency such as the U.S. Equal Employment Opportunity Commission; provided, however, that nothing in this Section limits or affects the finality or the scope of the release of claims set forth in this Agreement. In particular (but without limitation), you acknowledge and agree that you have waived and released any claim you may have for damages based on any alleged wrongdoing and may not recover damages for yourself personally in any proceeding conducted by a government agency.

18.        Warranty of Non-Assignment and No Pending Litigation. You promise and state that you have not sold or transferred any claim discussed in this Agreement to anyone and that you not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are discussed in this Agreement.

19.        Arbitration. Both you and the Company agree to resolve any disputes by binding arbitration. Both you and the Company understand that that this agreement to arbitration covers all disputes that you may have against the Company or its related entities or employees, including disputes that relate to alleged breaches of this Agreement. Arbitration will be

Adriana Chiocchi

December 18, 2009

conducted by an impartial arbitrator experienced in employment law (selected from the JAMS panel of arbitrators) in accordance with JAMS’ then-current employment arbitration rules (except as otherwise provided in this agreement). Both you and the Company waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and both you and the Company waive the right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in employment arbitrations. To the maximum extent permitted by law, the parties shall be responsible for their own attorneys’ fees and all other costs; however, the arbitrator may award attorneys’ fees to the prevailing party at the conclusion of the proceedings, if permitted by applicable law. The arbitration shall take place in Santa Clara County, California, unless the parties agree otherwise.

20.        Miscellaneous. This Agreement, including the Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations, including the Employment Agreement (except for Section 11 regarding “Proprietary Information”; Section 12 regarding “Covenant Not to Solicit”; and Section 13 regarding “Tax Provisions,” each of which by its express terms survives the termination of the Employment Agreement); provided, however, that (i) the terms of the agreements between you and the Company regarding the option and other equity awards shall remain in effect except as modified by this Agreement and (ii) the Indemnification Agreement between you and the Company dated October 2, 2006 shall continue in full force and effect. The provisions of such indemnification agreement shall apply to the services, if any, that you provide to the Company at the Company’s request during the Consulting Period. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. If there arises any legal proceedings to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party in such proceedings her or its costs associated with such proceeding, including reasonable attorney fees, court costs, costs of investigation and the like.

Adriana Chiocchi

December 18, 2009

If this Agreement is acceptable to you, please sign below and return the original to me by no later than twenty-one calendar days after receipt of this letter. If you do not return the signed Agreement to me by January 5, 2010 this offer will be automatically withdrawn.

Sincerely,

MONOLITHIC POWER SYSTEMS, INC.

By:	/s/ Michael Hsing
Michael Hsing, Chief Executive Officer

I HAVE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THIS AGREEMENT; I FULLY UNDERSTAND ALL OF ITS TERMS AND VOLUNTARILY AGREE TO EACH OF THEM; AND AM LEGALLY BOUND BY THIS AGREEMENT.

Dated: _________
Adriana Chiocchi

Adriana Chiocchi

December 15, 2009

If this Agreement is acceptable to you, please sign below and return the original to me by no later than twenty-one calendar days after receipt of this letter. If you do not return the signed Agreement to me by January 5, 2010 this offer will be automatically withdrawn.

Sincerely,

MONOLITHIC POWER SYSTEMS, INC.

By:
Michael Hsing, Chief Executive Officer

I HAVE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THIS AGREEMENT; I FULLY UNDERSTAND ALL OF ITS TERMS AND VOLUNTARILY AGREE TO EACH OF THEM; AND AM LEGALLY BOUND BY THIS AGREEMENT.

Dated:	12/18/09	/s/ Adriana Chiocchi
Adriana Chiocchi

Exhibit A

Vesting of Equity Awards

Type of Equity Award	Number of Shares	Exercise Price	Grant Date	Shares Vested as of the Effective Date (including accelerated vesting per Section 5)
NSO	150,000	$11.85	October 26, 2006	137,500
NSO	57,000	$18.77	August 3, 2007	40,375
NSO	18,750	$15.60	February 8, 2008	11,328
NSO	50,000	$15.74	October 28, 2008	0
RSU	11,500	$0.00	August 3, 2007	11,500
RSU	10,000	$0.00	February 8, 2008	5,000

Exhibit B

Employee Proprietary Information Agreement

Exhibit C

Language Describing Departure

Language for Report on Form 8-K, Item 5.02(b)

Effective as of {the Separation Date}, Adriana Chiocchi, the Company’s Senior Vice President, Chief Legal Officer and Corporate Secretary, resigned all her positions with the Company. She has agreed to provide consulting services to the Company through June 30, 2010.

Exhibit D

Form of Supplemental Release

This Supplemental Release is executed by Adriana Chiocchi (“Chiocchi”) and delivered to Monolithic Power Systems, Inc. (the “Company”) in accordance with the letter agreement between the Company and Chiocchi dated December         , 2009 (the “Agreement”). Capitalized terms not defined in this Supplemental Release shall have the meaning ascribed to them in the Agreement.

1.        In exchange for the Company’s agreement to retain Chiocchi as a consultant the Company’s payments to Chiocchi during the Consulting Period, the Company’s payment to Chiocchi of the Additional Bonus and other consideration under this Agreement to which Chiocchi would not otherwise be entitled, Chiocchi hereby releases, acquits and forever discharges the Company, its parent, affiliates and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, insurers, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time from the Separation Date, up to and including the execution date of this Supplement Release, including but not limited to:

(a)        all such claims and demands directly or indirectly arising out of or in any way connected with Chiocchi’s employment with the Company or the termination of that employment, including any claims or rights that Chiocchi may have under the Employment Agreement;

(b)        claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation;

(c)        claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees;

(d)        the federal Americans with Disabilities Act of 1990;

(e)        the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”);

(f)        the California Fair Employment and Housing Act and all other applicable state or local laws, whether or not in California; and

(g)        tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing.

By signing this Supplemental Release, Chiocchi agrees that Chiocchi is giving up Chiocchi’s rights and promising not to sue or pursue any claim or lawsuit against the Company for anything that occurred prior to the date of this Supplemental Release, other than those claims that the law does not allow Chiocchi to waive. If Chiocchi breaks this promise, Chiocchi agrees to pay the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims.

2.        Section 1542 Waiver. CHIOCCHI UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Chiocchi acknowledges that Chiocchi has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Chiocchi hereby expressly waives and relinquished all rights and benefits under that section and any comparable local or state law of any jurisdiction of similar effect with respect to Chiocchi’s release of any known and unknown claims Chiocchi may have against the Company.

I HAVE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THIS SUPPLEMENTAL RELEASE; I FULLY UNDERSTAND ALL OF ITS TERMS AND VOLUNTARILY AGREE TO EACH OF THEM; AND AM LEGALLY BOUND BY THIS SUPPLEMENTAL RELEASE.

Dated: _________
Adriana Chiocchi

MONOLITHIC POWER SYSTEMS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

Name of Employee: Adriana Guevara Chiocchi

As a condition of my employment with Monolithic Power Systems, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company. I agree to the following:

1.         At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

2.        Confidential Information.

(a)        Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company; I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)        Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)        Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the

Employee’s Initial:	/s/ AC

strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.        Inventions.

(a)        Inventions Retained and Licensed. I have attached hereto, as Exhibit A. a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)        Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c)        Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)        Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)        Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information

Employee’s Initial:	/s/ AC	-2-

and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)        Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A.

4.        Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5.        Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6.        Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.        Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to

Employee’s Initial:	/s/ AC	-3-

solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.        Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.        Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10.        Arbitration and Equitable Relief.

(a)        Except as provided in Section 10(f) below, I agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)        The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)        The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

(d)        I understand that nothing in this Section 10 modifies my at-will status. Either I or the Company can terminate the employment relationship at any time, with or without cause.

(e)        I HAVE READ AND UNDERSTAND SECTION 10, WHICH DISCUSSES ARBITRATION. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTE A WAIVER OF MY RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

Employee’s Initial:	/s/ AC	-4-

(i)    ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii)    ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii)    ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

(f)        I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

11.        General Provisions.

(a)        Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California as applied to agreements between California residents entered and to be performed entirely within California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)        Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification for amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the .validity or scope of this Agreement.

(c)        Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

Employee’s Initial:	/s/ AC	-5-

(d)        Successors and Assigns. This Agreement may not be assigned without the prior written consent of the Company. Subject to the foregoing sentence, this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:	10/2/06

/s/ Adriana Chiocchi
Signature

Name of Employee: Adriana Chiocchi

/s/ Robin Elsenman
Witness: Robin Elsenman

Employee’s Initial:	/s/ AC	-6-

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number	Title	Date or Brief Description

X	No inventions or improvements

Additional Sheets Attached

Signature of Employee:	/s/ Adriana Chiocchi

Print Name of Employee:	Adriana Chiocchi

Date:	10/6/06

Employee’s Initial:	/s/ AC	-7-

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)        Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Employee’s Initial:	/s/ AC	-8-

EXHIBIT C

MONOLITHIC POWER SYSTEMS, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Monolithic Power Systems, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away any employees of the Company, either for myself or for any other person or entity.

Date:	12/30/09

/s/ Adriana Chiocchi
(Employee’s Signature)

Adriana Chiocchi

Employee’s Initial:	-9-

EXHIBIT D

MONOLITHIC POWER SYSTEMS, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of Monolithic Power Systems, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.        Revealing confidential information to persons not employed by the Company or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2.        Accepting or offering substantial gifts, excessive entertainment, favors or payments may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.        Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

4.        Initiating or approving any form of personal or social harassment of employees.

5.        Investing or holding outside directorships in suppliers, customers or comparing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.

6.        Borrowing from or lending to employees, customers or suppliers.

7.        Acquiring a real estate interest adverse to the Company.

8.        Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

9.        Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

10.        Making any unlawful agreements with distributors with respect to prices.

11.        Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

Employee’s Initial:	/s/ AC